SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

                  HALO COMPANIES, INC.
 (Exact name of Company as specified in its charter)

                            Delaware
(State or other jurisdiction of incorporation)

000-15862	13-3018466
(Commission File Number)	(IRS Employer Identification No.)

One Allen Center, Suite 500, 700 Central Expressway South, Allen, Texas 75013
(Address of principal executive offices) (Zip Code)

Company’s telephone number, including area code: (214) 644-0065

__________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01.                      Other Events.

Halo Companies, Inc. was incorporated under the laws of the State of Delaware on December 9, 1986.  Its principal executive offices are located at One Allen Center, Suite 500, 700 Central Expressway South, Allen, Texas 75013 and its telephone number is 214-644-0065.

Halo Companies, Inc. is filing this Current Report on Form 8-K, to provide further description of the transactions detailed in the Forms 8-K filed on September 17, 2009, October 6, 2009, December 15, 2009 and March 3, 2010.

***

For several years prior to September 30, 2009, New York-based GVC Venture Corp. (“GVC”) was a shell company, with no operating activities and no significant assets.  During those years, GVC sought potential opportunities for an acquisition, sale, merger, including a reverse merger, or other business or financial transaction.

Dallas area-based Halo Group, Inc. (“Halo”) was desirous of merging its operations with those of GVC.

The capital structure of GVC did not allow for a simple one-for-one exchange of Halo common stock, for GVC common stock.  At the time, there were approximately 40 million shares of Halo common stock outstanding, yet there were only 36 million shares of GVC common stock available for issuance.

Nor would the GVC capital structure accommodate (a) the Halo preferred stock, which was convertible into common stock, or (b) the Halo stock options, which were exercisable for common stock.

One of the business objectives of the parties’, however, was to conclude a transaction in which the holders of Halo common stock would receive in exchange for their Halo common stock, an equivalent number of shares of GVC common stock.  A companion business objective was to provide the holders of Halo preferred stock and stock options, upon conversion/exercise, a number of shares of GVC common stock equivalent to the number of shares of Halo common stock issuable upon conversion/exercise.

The first business objective was accomplished, starting on September 30, 2009 and over the course of the following months, by means of a series of steps which, taken as a whole, provided the holders of Halo common stock an equivalent number of shares of GVC common stock.  The companion objective was also accomplished by means of that same series of steps which, taken as a whole, provided the holders of Halo preferred stock and stock options, upon conversion/exercise, a number of shares of GVC common stock equivalent to the number of shares of Halo common stock issuable upon conversion/exercise.

This series of steps started on September 17, 2009, when the parties -- GVC, Halo and a subsidiary of GVC formed specifically for the merger -- executed a merger agreement.  The merger agreement contemplated merging the operations of Halo with those of GVC, as well as the ensuing steps to achieve the parties’ desired business objectives.

The merger transaction closed on September 30, 2009, effectively merging the operations of Halo with those of GVC, and the ensuing steps were implemented over the following months.

GVC stockholders prior to the merger continued to own shares of GVC common stock following the merger, albeit in a company with newly-added operations and assets.

For Halo stockholders prior to the merger, their ownership interest did change, in a series of steps:  from Halo Group common stock, to GVC Series Z preferred stock, to GVC common stock, which was then subject to a reverse split to lower the number of outstanding shares.

Amendments to the GVC charter documents were filed with the Delaware Secretary of State on December 11, 2009 to accomplish the changes to GVC’s capital structure and to effect a name change, to Halo Companies, Inc.

Following the merger and the reverse split, Halo Companies, Inc. had outstanding 42,232,437 shares of common stock, of which 40,355,129 were owned by the pre-merger Halo stockholders, and 1,877,308 were owned by the pre-merger GVC stockholders.

Halo Companies, Inc. (the newly-renamed GVC) then filed further documentation with the Financial Industry Regulatory Authority (FINRA), for regulatory approval of the name change, the reverse split, and the issuance of a new stock symbol – with a view to having these corporate actions accurately reflected on the Over the Counter Bulletin Board (OTCBB) and other financial reporting services.

FINRA granted regulatory approval for these corporate actions effective February 25, 2010, and Halo Companies, Inc. now trades under the symbol HALN.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  April 23, 2010

HALO COMPANIES, INC.

By: /s/ Brandon C. Thompson
Brandon C. Thompson
Chairman of the Board,
Chief Executive Officer and Director